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                                                                    EXHIBIT 99.1


Posted July 22, 2003






     Lennox International reports 19% increase in second quarter 2003 net income;
         sixth straight quarter of operating profitability improvement

    (DALLAS, TX - July 22, 2003) -- Lennox International Inc. (NYSE:LII) announced second quarter 2003 diluted earnings per share (EPS) of $0.51 versus $0.43 for the same quarter in 2002.

    Sales decreased 1% to $819 million from $828 million in last year's second quarter. In constant currencies and adjusting for the loss of $49 million in heat transfer revenues -- most of which are now part of the company's joint venture with Outokumpu and no longer reported by LII -- total sales were up 2%. Sales outside the U.S. and Canada generated 13% of total LII revenues.

    Quarterly operating income was $56 million, up 10% from last year's $51 million. The second quarter 2002 included $1 million in pre-tax restructuring charges related to programs announced in 2001, while a pre-tax charge of $0.1 million for gains, losses and other expenses was recorded in the second quarter 2003. Adjusting for these items, operating income increased 7% year-over-year, the company's sixth straight quarter of year-over-year improvement in operating profitability.

    Net income was $30 million, up 19% from $26 million in the same period last year. Diluted earnings per share were $0.51 compared with $0.43 in second quarter 2002. When adjusted for gains, losses and other expenses, and restructuring charges, net income grew 12%. On the same basis EPS increased to $0.50 in second quarter 2003, versus $0.45 the prior year.

    As of June 30, 2003, LII's total debt was $390 million, down $121 million from a year ago. Total debt to capitalization was 42.2%, comparing very favorably with 53.2% a year ago. Free cash flow in the second quarter was a usage of $21 million, bringing the year-to-date figure to a usage of $73 million. Due to the seasonal nature of many of the company's businesses, it is typical for LII to use free cash flow in the first half of the year and generate free cash flow in the second half. Operational working capital ratio improved significantly to 19.2% from 21.1% last year. At the end of second quarter, inventories were down 10%, or $29 million, from 2002.

    "I'm very pleased to report our sixth straight quarter of year-over-year improvement in operating performance, despite difficult market conditions," said Bob Schjerven, chief executive officer. "And our progress was not limited to the profitability reported on our income statement and the strengthening of our balance sheet. We continue to execute the initiatives necessary to position Lennox International for profitable growth."


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    The tables following the text in this news release provide description and financial detail, and reconcile the information provided to U.S. Generally Accepted Accounting Principles (GAAP) measures.



    BUSINESS SEGMENT HIGHLIGHTS:


    HEATING & COOLING: LII's Heating & Cooling business revenues rose 10% to $509 million, despite reduced industry shipments and unfavorable weather in many key markets. Adjusting for fluctuations in exchange rates, sales were up 7%. Segment operating income increased 32% to $55 million from $42 million last year and operating margins expanded 180 basis points to 10.8% from 9.0% last year.

    Residential heating & cooling revenues grew 8% in the second quarter to $377 million, with sales up 7% adjusting for foreign exchange. Sales increases were achieved by all of the company's home comfort equipment brands, including hearth products. Segment operating income increased 27% for the quarter to $46 million from $36 million last year. Operating margins expanded 180 basis points to 12.2% through higher volumes; a favorable mix of recently introduced, higher margin premium product; and improved hearth products performance. This improvement continued to be partially offset by margin pressure in LII's residential new construction business.

    Commercial heating & cooling revenues rose 15% to $132 million, up 8% when adjusted for currency fluctuations. Segment operating profit jumped 59% to $9 million, with operating margins increasing to 6.9% from 5.0% last year. Higher volumes, increased factory productivity, and the benefits of paring back underperforming international operations more than offset expenses associated with closing a plant in Europe. Production at that plant ceased at the end of the second quarter, with volume relocated to other LII facilities.

    SERVICE EXPERTS: Revenues declined 3% to $243 million, or 5% adjusting for currency exchange. As with the first quarter 2003, the sales decline was attributable entirely to the company's commercial new construction business. Year-over-year sales in the service and replacement businesses and in the residential new construction business grew modestly for the second straight quarter. Lower margins in the new construction businesses, higher insurance expenses, and increased investment in advertising reduced segment operating profit to $8 million from $16 million last year. Operating margins for the quarter were 3.1%, compared with 6.3% last year.

    "While the market environment for Service Experts is extremely challenging - especially given soft end market demand for replacement sales and stiff price competition in the new construction sector - we continue to implement key initiatives to improve profitability," Schjerven said. "We continue to see the profit and growth potential of this business, and we're confident the actions we have underway, including the new management announced two weeks ago, are beginning to pay off in improved performance."

    REFRIGERATION: Demand for commercial refrigeration products from retail customers, notably supermarkets, was depressed in both domestic and international markets. In this difficult environment, segment revenues were up 5% at $97 million, down 3% when


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    adjusted for currency exchange. Segment operating income was flat at $9 million, with operating margins declining 50 basis points to 9.2%. Improved factory performance and diligent cost control partially offset the impact of lower foreign exchange-adjusted revenues.



    BUSINESS OUTLOOK


    With no clear evidence of a sustained commercial market recovery in the back half of the year, and assuming normalized weather patterns, the company continues to expect revenues to be relatively flat for full-year 2003.

    "We're very pleased with the operating improvements we realized in the first half of this year in our heating & cooling and refrigeration businesses, and we're confident this trend will continue," said Bob Schjerven. "Combining that success with our anticipation of a modest improvement in Service Experts profitability in the last half of the year, we are very confident in reaffirming our guidance for full-year 2003 EPS in the range of $1.10 to $1.20." The company continues to expect free cash flow will be approximately equal to net income for the full year.

    A conference call to discuss the company's second quarter 2003 results will be held on Wednesday, July 23 at 9:30 a.m. Central time. All interested parties are invited to listen as Bob Schjerven, CEO and Rick Smith, CFO comment on the company's operating results.

    To listen, please call the conference call line at 612-326-1019 ten minutes prior to the scheduled start time and use reservation number 690588. The number of connections for this call is limited to 200.

    This conference call will be broadcast live on the Internet and can be accessed at http://www.firstcallevents.com/service/ajwz384302093gf12.html. A link to the broadcast can also be found on the company's web site at http://www.lennoxinternational.com/.

    If you are unable to participate in this conference call, a replay will be available from 1:00 p.m. July 23 through July 30, 2003 by dialing 800-475-6701, access code 690588. This call will also be archived on the company's web site.

    A Fortune 500 company operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol "LII." Additional information is available at: http://www.lennoxinternational.com/ or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox' publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.